EXHIBIT 12
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               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


(dollars in thousands)


FOR THE YEARS ENDED SEPTEMBER 30,              2004       2003         2002         2001       2000
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
Income before taxes                        $993,866   $700,203     $578,275     $637,790   $739,591
Add fixed charges:
Interest expense-excluding interest
  on deposits                                32,254     22,924       18,108       21,336     22,580
Interest expense-deposits                     4,295      6,122        9,812       10,768      2,742
Interest factor on rent /1                   13,020     13,413       20,977       20,228     19,170
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Total fixed charges                         $49,569    $42,459      $48,897      $52,332    $44,492
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Earnings before fixed charges and
  taxes on income                        $1,043,435   $742,662     $627,172     $690,122   $784,083
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Ratio of earnings to fixed charges-
  including interest on deposits               21.1       17.5         12.8         13.2       17.6

Ratio of earnings to fixed charges-
  excluding interest on deposits               23.0       20.3         15.8         16.3       18.7
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/1   Interest  factor  on rent  represents  one-third  of  rental  expense  (the approximate portion of rental expense representing interest).